Exhibit 1.2

CAPITAL ONE AUTO FINANCE TRUST 2007-B

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: April 30, 2007

To:	CAPITAL ONE AUTO FINANCE, INC.

CAPITAL ONE AUTO RECEIVABLES, LLC

Re:	Underwriting Agreement, dated April 27, 2007

1.	Terms of the Notes

Class	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
A-2	$454,000,000	5.27%	June 2010 Payment Date
A-3-A	$331,500,000	5.03%	April 2012 Payment Date
A-3-B	$331,500,000	LIBOR	April 2012 Payment Date
A-4	$450,000,000	LIBOR + 0.03%	April 2014 Payment Date

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Credit Suisse Securities (USA) LLC
Banc of America Securities LLC
Wachovia Capital Markets, LLC
Deutsche Bank Securities Inc.
Greenwich Capital Markets, Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBC Capital Markets Corporation

3.	Ratings

Class	Standard & Poor’s	Moody’s	Fitch

A-2	AAA	Aaa	AAA

A-3-A	AAA	Aaa	AAA

A-3-B	AAA	Aaa	AAA

A-4	AAA	Aaa	AAA

4.	Underwriting Liability

Underwriting Liability	Class A-2	Class A-3-A	Class A-3-B	Class A-4
Credit Suisse Securities (USA) LLC	$56,750,000	$41,500,000	$41,500,000	$56,250,000
Banc of America Securities LLC	$56,750,000	$41,500,000	$41,500,000	$56,250,000
Wachovia Capital Markets, LLC	$56,750,000	$41,500,000	$41,500,000	$56,250,000
Deutsche Bank Securities Inc.	$56,750,000	$41,400,000	$41,400,000	$56,250,000
Greenwich Capital Markets, Inc.	$56,750,000	$41,400,000	$41,400,000	$56,250,000
Lehman Brothers Inc.	$56,750,000	$41,400,000	$41,400,000	$56,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$56,750,000	$41,400,000	$41,400,000	$56,250,000
RBC Capital Markets Corporation	$56,750,000	$41,400,000	$41,400,000	$56,250,000
Total Amount	$454,000,000	$331,500,000	$331,500,000	$450,000,000

5.	Purchase Price, Discounts and Concessions

	Class A-2	Class A-3-A	Class A-3-B	Class A-4
Gross Purchase Price	99.997408%	99.986830%	100.000000%	100.000000%
Underwriting Discount	0.130000%	0.165000%	0.150000%	0.200000%
Net Purchase Price	99.867408%	99.821830%	99.850000%	98.800000%
Maximum Dealer Selling Concessions	0.078000%	0.099000%	0.090000%	0.120000%
Maximum Dealer Reallowance Discounts	0.039000%	0.049500%	0.045000%	0.060000%

6.	Time of Sale

2:52 p.m. (Eastern Time) (U.S.) on April 30, 2007 (the time the first Contract of Sale was entered into as designated by the Representatives.)

7.	Closing Date

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and COAF hereby agree that the Closing Date shall be May 10, 2007, 10:00 a.m., New York City time.

The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ John Slonieski
Name:	John Slonieski
Title:	Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ James G. Mackey
Name:	James G. Mackey
Title:	Managing Director

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Steven J. Ellis
Name:	Steven J. Ellis
Title:	Director

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

S-1	Terms Agreement

Accepted and Agreed:

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By	/s/ Albert A. Ciafre
Name:	Albert A. Ciafre
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By	/s/ Jerry Hamstead
Name:	Jerry Hamstead
Title:	Assistant Vice President

S-2	Terms Agreement